Exhibit 10.25
                                                                 Lease Agreement
Party A: Liu Gui Zhi

Party B: Beijing China Cardinal Real Estate Consulting Ltd,

Both Parties entered into this agreement based on friendly consultation.

1. Party A leases the room, 8B,8th Floor, Century Golden Resources Business Center to Party B during the period from Jun 1, 2004 to Dec. 31, 2005.

2. The rent is 3.5 Yuan/m2/day, namely,14,000yuan per month. Total area is
133.45 m2. Party A should pay the rent of 266,000 yuan of 19 months before May. 31, 2005.

3. Heating fees, water fees, electricity fees, communication fees, CATV fees are the responsibility of Party B.

4. Party B guarantees not to destroy the equipment of the room. Party B can't sublease to any third party. Party B can't make hold to change the structure of the room and change the use of the room. If it is necessary to change, then must obtain Party A's permission. If not, Party A has right to ask 1000 yuan.

5. Party B guarantees to only perform legally permissible work on the premises.

6. In the rent period, both parties couldn't ending this agreement ad arbitrium. If Party A want to take back the room, must inform Party B in written advance one month. If party B want to ending this agreement, must apply to Party A in written advance one month.

7. This contract is executed in duplicate with each party holding one copy. This contract is effective upon execution by both parties.

/S/ LIU GUI ZHI           /s/ BEIJING CHINA CARDINAL REAL ESTATE CONSULTING LTD.
Party A                   Party B


May, 30, 2004